Filed Pursuant to Rule 424(b)(5)

Registration No. 333-268288

PROSPECTUS SUPPLEMENT

(To prospectus dated on November 21, 2022)

Up to $8,900,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated November 21, 2022 (the “Prior Prospectus”), filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-268288), relating to the offer and sale of shares of our common stock, $0.0001 par value per share, pursuant to the Controlled Equity OfferingSM (the “Sales Agreement”) we previously entered into with Cantor Fitzgerald & Co. ( the “Sales Agent”). This prospectus supplement is registering the offer and sales of up to $8,900,000 of shares of our common stock. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

Through the date hereof, we have sold 8,392,204 shares of our common stock for gross proceeds of approximately $15,947,463 in accordance with the Sales Agreement under the Prior Prospectus and the prospectus supplements. We are subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prior Prospectus are a part. After giving effect to these limitations and the current public float of our common stock, and after giving effect to the terms of the Sales Agreement, we currently may offer and sell shares of our common stock having an aggregate offering price of up to $8,900,000 under the Sales Agreement. If our public float increases such that we may sell additional amounts under the Sales Agreement and the registration statement of which this prospectus supplement and the Prior Prospectus are a part, we will file another prospectus supplement prior to making additional sales.

Our common stock is listed on the Nasdaq Global Market under the trading symbol “INAB.” The aggregate market value of our common stock held by non-affiliates as of May 7, 2024 pursuant to General Instruction I.B.6 of Form S-3 is $41,519,565, which was calculated based on 31,938,127 shares of our common stock outstanding held by non-affiliates and at a price of $1.30 per share, the closing price of our common stock on March 8, 2024. As of the date hereof, we have offered and sold $4,926,024 of securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof. As a result of the limitations of General Instruction I.B.6 of Form S-3, and in accordance with the terms of the Sales Agreement, we are registering the offer and sale of shares of our common stock having an aggregate offering price of up to $8,900,000 from time to time through or to the Sales Agent.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the section titled “Risk Factors” on page 7 of the Prior Prospectus and in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and any amendments thereto, which are incorporated by reference into the Prior Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the Prior Prospectus for a discussion of the factors you should consider before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the Prior Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cantor

The date of this prospectus is May 7, 2024.